Exhibit 4.1

Global Management and Employee Stock Option Plan

Amplidata n.v.

[Translated Document]

INVESTMENT IN THE SHARES ACQUIRED UPON EXERCISE OF THE SOP OPTIONS IS VERY RISKY. THE COMPANY IS A TECHNOLOGY COMPANY AND THE VALUE OF THE SHARES OF SUCH COMPANIES TENDS TO BE VERY VOLATILE. WHETHER YOU WILL MAKE A PROFIT ON YOUR INVESTMENT WILL, INTER ALIA, DEPEND OF THE PERFORMANCE OF THE COMPANY AND THE INTERNATIONAL MARKETS FOR TECHNOLOGY COMPANIES. YOU COULD LOOSE YOUR ENTIRE INVESTMENT.

YOU ARE ADVISED TO OBTAIN INDEPENDENT AND EXPERT ADVICE TO FORM YOUR OWN OPINION ABOUT THE STRENGTHS AND WEAKNESSES OF SUCH INVESTMENT.

THE GLOBAL MANAGEMENT AND EMPLOYEE STOCK OPTION PLAN, THE SOP AGREEMENT NOR ANY OTHER DOCUMENT GOVERNING THE RELATIONSHIP BETWEEN THE COMPANY AND THE PARTICIPANT CONTAIN ANY OBLIGATION OF THE COMPANY OR ANY OF ITS SHAREHOLDERS, TO REPURCHASE OR PURCHASE THE SHARES ACQUIRED BY PARTICIPANTS UPON EXERCISE OF THE WARRANTS. IT MAKES NO DIFFERENCE WHETHER THE PARTICIPANT REMAINS EMPLOYED BY THE COMPANY OR ANY OF SUBSIDIARIES. FURTHERMORE, THERE IS NO PUBLIC MARKET FOR THE SHARES, NOR IS ONE EXPECTED IN THE NEAR FUTURE. YOUR INVESTMENT MAY THEREFORE REMAIN ILLIQUID FOR A LONG PERIOD OF TIME.

Art. 1 - Purpose of the plan

The purposes of this Global Management and Employee Stock Option Plan (this “GSOP”) of Amplidata NV are to support and achieve the following corporate and human resource objectives:

(i)	to provide long-term incentives and rewards to selected directors, management, employees and consultants of Amplidata N.V., a Belgian limited liability company (the “Company”), and its Subsidiaries, who are in a position to contribute to the long-term success and growth of the Company and any Subsidiary of the Company;

(ii)	to assist the Company and any of its Subsidiaries in retaining directors, management, employees and consultants with the requisite experience and skills;

(iii)	to align more closely the interests of such directors, management, employees and consultants with those of the Company’s stockholders and to offer them the possibility to share in the wealth creation and growth of the Company; and

(iv)	to provide incentives to achieve specified performance targets.

Art. 2 - Definitions

The following terms shall, for purposes of this GSOP, have the following meaning:

“Beneficiary”	a person correctly indicated by the Participant, being his spouse or legal successors, in order to exercise the rights of the Participant under this GSOP after the death of the Participant. The indication, revocation and re-indication of a Beneficiary must occur in writing. Failing any valid indication, the successors of the Participant in accordance with the applicable legislation shall be deemed to be the Beneficiary. In the event of several successors, all successors acting jointly or a person indicated by all successors acting jointly shall be deemed to be the Beneficiary;

“Board of Directors”	the Board of Directors of the Company;

“Committee”	the compensation committee established within the Board of Directors in accordance with the articles of association of the Company;

“Consultant”	a physical or legal person which does not qualify as an employee and delivers services to the Company and/or a Subsidiary on a contractual basis;

“Director”	a member of the Board of Directors of the Company or any subsidiary;

“Disablement”	disablement is defined in accordance with the labor laws applicable to the Employment Agreement entered into between the Employee and the Company or any Subsidiary;

“Employee”	each employee of the Company or a Subsidiary under an employment agreement for an unlimited term;

“Exercise Periods”	the periods during which the Participant may exercise the vested SOP Options in order to acquire the SOP Shares of the Company, in accordance with Article 7 of this GSOP and the SOP Agreement concluded in execution thereof and in accordance with the articles of association of the Company;

“Exercise Price”	the price to be paid by the Participant to the Company for the acquisition of an SOP Share upon exercise of an SOP Option in accordance with Article 7;

“Initial Public Offering”	the public offer of existing or new shares of the company and the subsequent first listing or admission to trading of such shares on an official stock exchange or regulated market;

“Just Cause”	(a) fraud, theft, misappropriation of funds or commission of a felony by Participant or any affiliated entity of Participant;

(b) intentional misconduct (or failure to act) by Participant or any affiliated entity of Participant that is materially injurious to the financial condition or business reputation of the Company or any Subsidiary;

(c) dereliction or gross negligence in the performance of duties or failure to perform duties, by Participant or any affiliated entity of Participant, in a manner consistent with the instructions given to Participant by the competent organ of the Company or any Subsidiary;

(d) violation of any material covenant to which Participant or any affiliated entity of Participant has agreed vis-à-vis the Company or any Subsidiary; or

(e) just cause (dringende reden -faute grave) as defined under applicable labour laws.

“Listed”	the listing or admission to trading of such shares on an official stock exchange or regulated market

“Participant”	each employee or director to whom a SOP Option is attributed in accordance with this GSOP;

“Performance Targets”	means those performance targets set by the Committee in its sole discretion from time to time, to be used as benchmarks for determining and, as the case may be, accelerating the vesting of the SOP Options;

“SOP Agreement”	Means the agreement to be entered into between a Participant and the Company, setting forth the terms and conditions upon which the Participant has been granted one or more SOP Options;

“SOP Option(s)”	the right to subscribe to new SOP Shares (“warrants”) to be issued in accordance with this GSOP;

“SOP Option Price”	The price, if any, to be paid by the Participant to the Company for the grant of the SOP Option(s);

“SOP Shares”	The Class A shares of Common Stock in the Company to be issued and delivered to the Participant upon exercise of the SOP Option(s);

“Subsidiary”	Any company or organization directly or indirectly controlled by, under joint control with the Company, the term “Control” meaning the ownership of at least 50 % of the voting securities of a company, the power to appoint at least the majority of the Directors or the power to determine otherwise the policy of the company or the organization;

“Termination of the Consultancy Agreement”	The date on which the termination of the Consultancy Agreement has been notified by the Consultant or the Company or the relevant Subsidiary;

“Termination of the Director’s Mandate”	The date on which the termination of the Director’s Mandate has been notified by the Director or the Company or the relevant Subsidiary;

“Termination of the Employment Agreement”	The date on which the termination of the Employment Agreement has been notified by the Employee or the Company of the relevant Subsidiary.

“Transfer”	Any transaction with as a goal, or resulting in, the direct or indirect transfer of a right in rem on SOP Options or SOP Shares, for valuable consideration or for free, even when carried out by way of public auction, voluntarily or by virtue of a judicial decision, including, but not limited to, contributions, exchange transactions, transfers of universalities of assets, mergers, de-mergers, absorptions, liquidations or similar transactions, as well as the granting of options to purchase or sell SOP Options or SOP Shares the conclusion of a swap or other agreement, that completely or partly transfers the economic benefits or the ownership of the SOP Options or SOP Shares, regardless of the fact whether such a transaction is realised by means of delivery of securities, in cash or otherwise.

Art. 3 Administration

3.1	Committee

This GSOP shall be administered by a compensation committee designated by the Board of Directors of the Company (the administering body is hereafter referred to as the “Committee”). The appointment of a member of the Committee shall be effective after approval by the Board of Directors. The Board of Directors may, in its absolute discretion, discharge any member, appoint additional new members in substitution for those previously appointed and/or fill vacancies however caused, provided that it must comply with the composition rules provided for in the articles of association of the Company. Members of the Committee may resign at any time by sending written notification thereof to the Board of Directors of the Company.

3.2	Authority and discretion of the Committee

Subject to the express provisions of this GSOP (including Article 4 hereof) and provided that all actions taken shall be consistent with the purposes of the GSOP, the Committee shall have full and complete authority and the sole discretion to:

(i)	determine which directors, members of management, consultants and categories of Employees can participate in this GSOP;

(ii)	select the Participants to whom SOP Options will be offered under this GSOP;

(iii)	determine the allocation rules for different categories of Employees;

(iv)	establish the terms and conditions upon which the SOP Options may be granted to and/or exercised by the Participants;

(v)	establish the Performance Targets, if any, triggering the vesting of the SOP Options;

(vi)	establish the vesting conditions of the SOP Options;

(vii)	determine or amend any restrictions and conditions of the SOP Options or SOP Shares, including, but not limited to, providing for limitations on the Participant’s right to exercise the SOP Options on or after Termination of the Employment Agreement, Director’s Mandate or Consultancy Agreement;

(viii)	adopt and implement specific sub-stock option plans per jurisdiction in which Employees are employed that supplement this GSOP and qualify under the specific regulatory and tax provisions of the respective jurisdictions in which Participants are employed by the Company or any Subsidiary; and

(ix)	adopt all rules and regulations, establish, define and/or interpret these and any other terms and conditions, and make all determinations deemed necessary or desirable for the administration of this GSOP.

3.3	The majority rule

A majority of the Committee shall constitute a quorum and the acts of the majority of the members present at any meeting at which a quorum is present shall be deemed the action of the Committee, provided that the veto rights for certain Committee members set forth in the Articles of Association shall at all times be complied with.

Art. 4 - Subject of this GSOP

4.1	Subject

The total number of SOP Shares of the Company that may be the subject of grants of SOP Options under this GSOP, shall not exceed 71,843 SOP Shares of the Company to be issued under this GSOP will be newly issued SOP Shares of the Company. The Shareholders’ meeting of the Company at the proposal of the Board of Directors of the Company may, in its sole discretion, with the quorum and majority requirements set forth in the Articles of Association, from time to time decide to increase the total number of SOP Shares above the total specified in the first sentence of Article 4.1.

SOP Shares subject to any SOP Option that (a) may no longer be exercised by a Participant or (b) expires unvested or unexercised, or (c) is reacquired or terminated by the Company, shall no longer count towards the aggregate number of SOP

Shares which have been the subject of SOP Options issued hereunder, and such number of SOP Options shall be the subject of further SOP Option grants under this GSOP, provided, however, that the total number of SOP Shares then eligible for grants under this GSOP may not exceed the total specified in the first sentence of Article 4.1.

The Committee may decide to create different tranches within this GSOP and adopt and implement specific sub-stock option plans per jurisdiction in which Participants are employed by the Company or any Subsidiary that supplement this GSOP and qualify under the respective regulatory and tax provisions of the respective jurisdictions in which Participants are employed by the Company. The sub-stock option plan may provide in specific and even deviating provisions that are necessary to ensure that such plan corresponds to the customary provisions of the respective jurisdiction.

This GSOP shall only become effective upon its adoption by the Board of Directors and shall be submitted to approval by the shareholders of the Company at the next coming shareholders’ meeting following adoption of the GSOP. Prior to such shareholder approval of the GSOP, the Committee may grant SOP Options conditioned on shareholder approval. If such shareholder approval is not obtained at or before the first annual shareholders’ meeting to occur after the adoption of this GSOP by the Board of Directors, this GSOP and any SOP Options shall be deemed null and void ab initio.

Art. 5 - Terms and conditions of SOP options

5.1	Agreements

The terms and conditions of the grant of a SOP Option to a Participant may, in the discretion of the Committee, be made subject to a SOP Agreement (the terms of which are not inconsistent with this GSOP and the sub-stock option plans, if any).

5.2	SOP option price and exercise price

The SOP Option Price, if any, and the Exercise Price of the SOP Option shall be determined by the Committee, and shall be paid by the Participant or his beneficiary as set forth in the SOP Option and the SOP Agreement.

The Exercise Price of the SOP Option shall be at least equal to the fair market value of the Shares that are the subject of the SOP Option. The fair market value of the Shares that are the subject of this GSOP shall be determined as follows:

(i)	In the event that the Shares of the Company are Listed, the fair market value of the Shares shall, at the option of the Committee, be equal to the average trading price of the Shares for the thirty trading days preceding the date of the offer of the SOP Option or for any other relevant reference period, or the closing price of the Shares for the trading day preceding the date of the offer;

(ii)	In all other cases, the fair market value of the Share shall be determined by the Committee and confirmed by the statutory auditor of the Company, provided that the fair market value may not be less than the book value per Share based on the most recent annual accounts that were approved before the date of the offer.

5.3	Term of the SOP options

The term of a SOP Option shall be maximum 10 years from the issuance.

5.4	Vesting

The Committee will determine the vesting schedule of the SOP Options in its absolute discretion. It may decide to create tranches of SOP Options under the GSOP with different vesting schedules.

The Committee may, in its full discretion, decide to accelerate vesting.

The Committee may designate, from time to time, one or more Performance Targets to be achieved for each fiscal quarter. The Performance Targets, at the discretion of the Committee, may be cumulative, allowing a Participant to receive credit for achieving all or a part of a Performance Target for a prior fiscal period based upon cumulative performance during a specified longer period. In addition, the Committee in its discretion, may establish separate Performance Targets for one or more Participants or Performance Targets which shall be applicable for all Participants.

SOP Options shall become exercisable over such periods of time (of not more than ten years), as shall be determined by the Committee, provided that the Committee may provide for accelerated vesting (such that a greater percentage of the SOP Options will become exercisable) based upon achievement of all or a part of the then designated Performance Targets, if any.

Unless the Committee decides otherwise, the SOP Options, to the extent vested, shall be immediately exercisable. Unless the Committee decides otherwise, the Participants are allowed to exercise between 0 % and 100 % of the vested SOP Options during any Exercise Period.

Unless the Committee has determined a shorter exercise term during which the SOP Options must be exercised, the vested SOP Options must be exercised before the end of the tenth year following the date of grant of the SOP Options to the Participant and in any event within a period of ten years after the date of issue. If the vested SOP Options have not been exercised in time, the SOP Options shall be automatically null and void, and the SOP Option Price paid by the Participant for the SOP Options, if any, which have not been exercised shall be definitively acquired by the Company.

5.5	In registered form

The SOP Options shall be in registered form and be inscribed in the SOP Option register that is held by the Company at its registered office. The SOP Options may not be converted into bearer form.

5.6	Securities law compliance

The Company, in its discretion, may postpone the issuance and delivery of any SOP Option or SOP Share as may be necessary to achieve compliance with the provisions of any applicable Belgian, United States federal and state or other foreign securities laws or regulations, including without limitation, the public offering, registration or other requirements in respect of the SOP Options or SOP Shares, as the Company may consider appropriate.

Any Transfer of SOP shares acquired upon exercise of SOP Options under the GSOP must comply with the provisions of any applicable securities laws or regulations, including without limitation, public offering, registration or other requirements. In case of any proposed Transfer of SOP Shares issued under the GSOP, the Company will require that the proposed transferee first provide the Company with an appropriate opinion of counsel (which opinion must be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Shares to be Transferred may be Transferred pursuant to applicable securities laws and regulations.

Furthermore, the Company shall not be obligated to register the SOP Options or SOP Shares under Belgian, United States federal and state or other foreign securities laws (or to register them at any time thereafter). The Company may require that prior to the issuance or exercise of a SOP Option and the issuance, acquisition or Transfer of a SOP Share, the Participant enter into a written agreement to comply with any restrictions on subsequent Transfer that the Company deems necessary or advisable under any applicable securities laws. Certificates of SOP Shares issued hereunder may bear a legend reflecting such restrictions.

5.7	Right to SOP options

No Employee of the Company or any other person shall have any claim or right to be a Participant in this GSOP. Neither this GSOP nor any action taken hereunder shall be construed as (i) giving the Participant a right or entitlement to further participation in this GSOP, or (ii) giving the Participant any right to be retained in the employment of, or continue to be affiliated with, the Company or any Subsidiary thereof, or (iii) giving the Participant any equity or interest of any kind in any assets of the Company, or (iv) creating a fiduciary relationship of any kind between the Participant and the Company.

Art. 6 - Amendment and termination - Modifications of the capital structure of the Company

Contrary to the provisions of article 501 of the Company Code, the Company shall be entitled to adopt any resolution which it deems necessary with respect to its capital, articles of incorporation or its management, including but not limited to modifications of the rights attached to the different classes of shares of the Company and the issuance of shares of the Company with elimination or limitation of the preferential subscription rights of the existing shareholders of the Company, even if such resolutions would imply a reduction in the benefits conferred to the Participants, unless such reduction would be manifestly the only purpose of such resolutions.

In the event of a merger or demerger, the subscription rights attached to the SOP Options that are still outstanding at the date of the decision of the merger or demerger as well as the Exercise Prices connected therewith will be modified in accordance with the exchange ratio applied in the merger or demerger for the existing shares of the Company.

Art. 7 - Exercise of the SOP options

7.1	Exercise period

The exercise of the vested SOP Options against payment of the Exercise Price in order to acquire SOP Shares of the Company shall occur unconditionally and only during the Exercise Periods determined by the Committee within the term of the SOP Options.

The Committee may decide to extend or reduce the Exercise Periods or provide for additional Exercise Periods, within the limits of the provisions of article 499 of the Company Code.

7.2	Partial exercise

Exercisable SOP Options may be exercised wholly or partially, provided that a SOP Option may not be exercised for fractions of SOP Shares.

7.3	Procedure for exercise

An exercisable SOP Option shall be deemed to be exercised upon receipt by the Committee, no later than the last day of the Exercise Period of:

(i)	a written notification by the Participant upon irrevocable instruction of the relevant Participant in the format determined by the Committee, indicating that a SOP Option or a number of SOP Options are exercised by the Participant. The notification shall expressly indicate the number of SOP Shares being subscribed to;

(ii)	the entire amount of the Exercise Price for the exercised SOP Options, by wire transfer to an account of the Company, the number of which shall be communicated by the Company;

(iii)	in the event of the exercise of the SOP Option by a Beneficiary, the submission of appropriate evidence of the right of said person or persons to exercise the SOP Option; and

(iii)	any declaration and documents which the Committee deems necessary or desirable in accordance with any applicable legal and regulatory provision, and of which the Committee requires submission.

7.4	Delivery of SOP shares

The Company shall only be bound to issue the SOP Shares upon the exercise of the SOP Options if the conditions set forth in Article 7.3 are met.

The SOP Shares shall be issued as soon as reasonably possible, taking into account the required administrative and corporate formalities, upon satisfaction of the conditions set forth in Article 7.3. In the event of issuance of new SOP Shares, the Board of Directors or an authorized director shall establish the capital increase before a notary, in accordance with article 591 of the Company Code.

The new SOP Shares issued upon exercise of the SOP Options shall during the current financial year be entitled to a dividend counting as of 1st of January of the year in which the SOP Shares are issued.

7.5	Rights as shareholders

The Participant is not a shareholder, nor shall he have any rights or privileges of a shareholder with respect to the SOP Shares under this GSOP until the date on which these SOP Shares are issued to the Participant by the Company.

7.6	Cashless exercise

The Committee, in its sole discretion, may set up a cashless exercise program after the Company is Listed with financial institutions, in order to allow the Participants to have such institution exercise the SOP Options and simultaneously sell some or all of the SOP Shares issued upon exercise of the SOP Option.

Art. 8 - Exercise and transfer of the SOP options

8.1	Termination of the Employment Agreement, Director’s mandate or Consultancy Agreement

Without prejudice to the provisions of the following paragraph and unless the Committee decides otherwise, upon Termination of the Employment Agreement or Consultancy Agreement by the Employee or Consultant or by the Company for reasons other than Just Cause or upon Termination of the Director’s Mandate, the vested SOP Options must be exercised by the Participant during the first Exercise Period following the Termination of the Employment Agreement or Consultancy Agreement for reasons other than Just Cause or the Termination of the Director’s Mandate, provided that no exercise may take place before the SOP Options are exercisable.

Unless the Committee decides otherwise, all SOP Options that are (i) not vested on the date of Termination of the Employment Agreement, Consultancy Agreement or the Director’s Mandate, and (ii) vested but which have not been exercised as determined in the previous paragraph, shall automatically expire and shall be eligible for future grants under the GSOP in accordance with article 4.1 of the GSOP.

8.2	Termination of the Employment Agreement, Director’s mandate or Consultancy Agreement for Just Cause

Upon Termination of a Participant’s Employment Agreement, Consultancy Agreement or Director’s Mandate for Just Cause, all SOP Options, whether vested or not, shall automatically expire and shall be eligible for future grants under the GSOP in accordance with article 4.1 of the GSOP, and the SOP Option Price paid by the Participant, if any, shall be definitely acquired by the Company, unless the Committee decides otherwise.

8.3	Death - Disablement

In the event of Termination of the Employment Agreement, Consultancy Agreement or Director’s Mandate of the Participant as a consequence of the death or Disablement of the Participant, all vested SOP Options shall be deemed to be transferred to the Beneficiary of the Participant (in the event of death of the Participant) and shall remain exercisable for the remaining term of the SOP Options in accordance with the provisions of this GSOP and the SOP Agreement.

Unless the Committee decides otherwise, all SOP Options not vested at that time shall automatically expire and shall be eligible for future grants under the GSOP in accordance with article 4.1 of the GSOP.

In the event of death of the Participant the Beneficiary may exercise the SOP Options provided that such Beneficiary complies with the provisions of this GSOP and the SOP Agreement applicable to the Participant and the SOP Option.

8.4	Retirement

In the event of Termination of the Employment Agreement of the Participant as a consequence of his legal retirement, the vested SOP Options shall remain exercisable for the remaining term of the SOP Options in accordance with the provisions of this GSOP and the SOP Agreement.

Unless the Committee decides otherwise, all SOP Options not vested at that time shall automatically expire and shall be eligible for future grants under the GSOP in accordance with article 4.1 of the GSOP.

8.5	Transferability

No Transfer of SOP Options may be effected, without prejudice to Article 8.3 of this GSOP and the Articles of Association of the Company.

Art. 9 - Transfer Restrictions on the SOP Shares

The transfer restrictions included in the Articles of Association of the Company are applicable to any Transfer of SOP Shares by the Participant.

Art. 10 - Miscellaneous

10.1	Amendments, postponements and termination of the GSOP

This GSOP may be entirely or partially amended, modified, postponed or terminated by the Board of Directors at any time. The amendment, postponement or termination of this GSOP shall however not modify the rights or obligations under a vested SOP Option without the consent of the Participant concerned. No SOP Option may be vested during a period of postponement or subsequent termination of this GSOP.

10.2	Costs

The costs with respect to the capital increase upon exercise of the SOP Options shall be borne by the Company.

Stamp duties, stock exchange taxes and other similar duties or fees that are due pursuant to the exercise of the SOP Options and the delivery of the new SOP Shares are to be borne by the Participant.

10.3	Taxes

The Participant shall be solely liable for and undertakes to pay any income or other taxes, social security contributions, Medicare, penalties or interest due by the Participant and/or the Company in connection with the grant, vesting or exercise of a SOP Option, or the acquisition, holding or Transfer of the SOP Shares acquired upon exercise of the SOP Options.

Pursuant to applicable laws, the Company (including, for purposes of this paragraph, a Subsidiary) may be required to collect income or other taxes, social security contributions, Medicare, penalties or interest, upon the grant, vesting or exercise of a SOP Option. The Company may require, as a condition to the grant or exercise of a SOP Option, or at such other time as it may consider appropriate, that the Participant pay the Company the amount of any taxes, social security contributions, Medicare, penalties or interest which the Company may determine is required to be withheld or collected, and the Participant shall comply with the requirement or demand of the Company. In its discretion, the Company may withhold SOP Shares to be received upon exercise of the SOP Option if it deems this an appropriate method for withholding or collecting taxes, social security contributions, Medicare, penalties or interest.

10.4	Applicable law - Jurisdiction

This GSOP shall be governed by and construed and interpreted in accordance with the laws of Belgium. Any dispute relating to this GSOP shall be submitted to the exclusive jurisdiction of the courts of Ghent, Belgium.